Exhibit 10.1

SEVERANCE AGREEMENT

This Severance Agreement (“Agreement”) is entered into effective March 13, 2009 (“Effective Date”), by and between Jeffrey H. Foster (“Executive”) and Dupont Fabros Technology, Inc. (“Company”).

The Company, either directly or through one of its subsidiaries, desires to continue to employ Executive and, in connection with such employment, to provide Executive specified severance benefits upon the termination of Executive’s employment under certain circumstances and certain adverse changes to his or her employment.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1. Term.

The term of this Agreement shall commence on the Effective Date, and shall continue for three (3) years from that date, unless terminated prior thereto by either the Company or Executive as provided in Section 2. If either the Company or Executive does not wish to renew this Agreement when it expires at the end of the initial or any renewal term hereof, or if either the Company or Executive wishes to renew this Agreement on different terms than those contained herein, the Company or Executive, as applicable, shall give written notice to the other party in accordance with Section 4.1 below of such intent at least sixty (60) days prior to the expiration date. In the absence of such notice, this Agreement shall be renewed on the same terms and conditions contained herein for a term of one year from the date that the Agreement would expire. The parties agree that designation of a term and renewal provisions in this Agreement does not in any way limit the right of the parties to terminate this Agreement at any time pursuant to Section 2 below. Reference in this Agreement to the “Term” shall refer both to the initial term and any renewal term, as the context requires.

2. Termination Of Employment. The parties acknowledge that either Executive or the Company may terminate Executive’s employment relationship at any time, with or without Cause. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment, and do not alter this right to terminate.

2.1 Termination by the Company for Cause.

(a) Subject to Section 2.1(c) below, the Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 2.7 of this Agreement.

(b) In the event that Executive’s employment is terminated for Cause, Executive shall not receive a payment under any applicable short-term incentive compensation plan for the year in which termination occurs, and shall not receive any severance payments, or any other severance benefits or compensation, except Executive shall be paid and become eligible for any Accrued Obligations.

(c) “Accrued Obligations” means (i) any accrued but unpaid salary of Executive through the date of termination, any bonuses or incentive compensation awarded for which payments have been earned but have not yet been paid for years ending prior to the year of termination, and any accrued vacation pay in accordance with the Company’s vacation policies, all of which will be paid to Executive no later than the

Company’s first regularly scheduled payroll date after the date of Executive’s termination from employment, and (ii) eligibility for any benefit continuation or conversion rights provided by the provisions of a Company benefit plan or by law.

(d) “Cause” for termination shall mean Executive’s: (i) material breach of any covenant or condition under this Agreement or any other agreement between the parties; (ii) conviction of a felony (other than a violation of traffic laws) or a crime involving moral turpitude; (iii) commission of any act constituting theft, fraud (including, but not limited to, fraudulent conduct with respect to the Company’s accounting records and financial statements), embezzlement or misappropriation against the Company or one of its subsidiaries or affiliates; (iv) misconduct, immoral or disreputable conduct, or violation of Company policy that materially, adversely impacts the Company; (v) violation of the Company’s Code of Business Conduct and Ethics; (vi) refusal to follow or implement a clear, reasonable and legal directive of Company; (vii) breach of fiduciary duty; (viii) gross negligence or gross incompetence in the performance of Executive’s duties, where such negligence, incompetence or failure is not remedied within 30 calendar days after written demand for substantial performance is delivered by the Company which specifically identifies the manner in which the Company believes that Executive has been grossly negligent or grossly incompetent.

2.2 Resignation by Executive.

(a) Executive may resign from Executive’s employment with the Company at any time by giving notice as described in Section 2.7.

(b) In the event that Executive resigns from Executive’s employment with the Company, other than for Good Reason, Executive shall not receive a payment under any applicable short-term incentive compensation plan for the year in which termination occurs, and shall not receive any severance payments, or any other severance benefits or compensation, except Executive shall be paid and become eligible for any Accrued Obligations.

(c) “Good Reason” for resignation shall mean the occurrence of any of the following without Executive’s prior written consent: (i) a material diminution in Executive’s authority, duties or responsibilities; (ii) a change in the location of the principal place where Executive is required to perform services under this Agreement to a location that is more than fifty (50) miles from the location where Executive is required to perform services hereunder on the Effective Date; (iii) other than for across-the-board reductions generally applicable to the Company’s senior executives, a greater than 5% reduction by the Company in either (A) Executive’s then-current annualized base salary (“Base Salary”) or (B) Executive’s then-current target bonus opportunity in effect on the last day of the applicable period under the Company’s then-current short-term incentive compensation plan (“Target Bonus”); (iv) the failure of the Company to obtain a written agreement from any successor to the Company to fully assume the Company’s obligations and to perform under this Agreement which, for purposes of this provision shall be a material breach of this Agreement; or (v) any other failure by the Company to perform any material obligation under, or breach by the Company of any material provision of, this Agreement. Notwithstanding the foregoing, any actions taken by the Company to accommodate a disability of Executive (including a reduction in duties, functions or responsibilities, or the reassignment to a new position), pursuant to the Family and Medical Leave Act shall not be a Good Reason for purposes of this Agreement.

2.3 Termination by the Company Without Cause.

(a) The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 2.3 at any time without Cause by giving notice as described in Section 2.7. A termination pursuant to Sections 2.5 or 2.6 below is not a termination without Cause for purposes of this Section 2.3.

(b) If Executive’s employment is terminated without Cause, then Executive shall be paid and become eligible for any Accrued Obligations.

(c) If Executive’s employment is terminated without Cause, then, subject to Sections 2.12 and 2.13:

(i) the Company shall pay to Executive an amount equal to twelve (12) months of his/her then current Base Salary, plus an additional amount equal to one hundred percent (100%) of Executive’s Target Bonus for the year in which the termination occurs, less applicable withholdings and deductions, paid in a lump sum on the Company’s first regular payroll date after the Release Date (as defined below);

(ii) if Executive timely elects and if he/she remains eligible for continued coverage under COBRA, the Company will reimburse insurance premiums paid by Executive under the Company’s group health plan for the continuation of health care coverage under COBRA during the twelve- (12-) month period after the date of termination, provided that the Company shall be required to reimburse only up to the amount of the premiums it was paying on behalf of Executive and his eligible dependents immediately prior to the date of termination (and provided that such reimbursements shall cease if Executive becomes eligible for benefits under a group health plan of another employer); and

(iii) all stock options, common stock subject to forfeiture, restricted stock units and other equity awards held by Executive at the time of his/her termination of employment that would have become vested and exercisable or free from repurchase restrictions, as applicable, during the twelve (12) month period commencing on the date of termination if Executive had remained employed during such period shall become vested and exercisable or free from such repurchase restrictions as of the Release Date; provided, however, that, in the case of equity awards subject to vesting based on criteria other than service (i.e., performance–based vesting), no additional vesting shall be credited unless specifically authorized by the Board or Compensation Committee. All other terms of such awards shall be governed by the plans, programs, agreements and other documents pursuant to which such equity awards were granted.

(d) Executive shall not be entitled to receive a payment under any applicable short-term incentive compensation plan for the year in which his or her termination from employment occurs. If a termination without Cause occurs within three (3) months before or twelve (12) months follow a Change in Control, as defined in Section 2.10 below, then the enhanced benefits described in Section 2.10 will supersede the benefits described in this section.

(e) Any damages caused by the termination of Executive’s employment without Cause would be difficult to ascertain, and, therefore, the severance for which Executive is eligible pursuant to Section 2.3 in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

2.4 Resignation by Executive for Good Reason.

(a) Provided that Executive has not previously been notified of the Company’s intention to terminate Executive’s employment, Executive may resign from employment with the Company for Good Reason by giving notice to the Company no later than sixty (60) days after the initial occurrence of one of the events specified in the definition of Good Reason that Executive intends to terminate his/her employment for Good Reason on the thirtieth (30th) day following the Company’s receipt of Executive’s notice, if the Company has not cured the event that gives rise to Good Reason before the end of such 30-day period. If Executive does not resign within that 30-day period, then Good Reason shall no longer exist based on the applicable event.

(b) In the event that Executive resigns from employment for Good Reason other than pursuant to Section 2.10, and subject to Sections 2.12 and 2.13, Executive shall be eligible for the same payments and benefits as Executive would receive under Section 2.3 and on the same conditions as if Executive had been terminated by the Company without Cause, provided, however, that, if (i) a reduction in Base Salary or Target Bonus was the basis for Executive’s resignation for Good Reason, then the Base Salary or Target Bonus in effect before such reduction, as applicable, shall be used to calculate the severance payment.

2.5 Termination by Virtue of Death or Disability of Executive.

(a) In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and Executive’s estate or beneficiaries shall not receive a payment under any applicable short-term incentive compensation plan for the year in which his or her termination from employment occurs, and shall not receive any severance payments or any other severance benefits or compensation. The Company shall, pursuant to its standard payroll policies, pay to Executive’s legal representatives any Accrued Obligations.

(b) Subject to applicable state and federal law, the Company shall have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability. Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive is unable due to a physical or mental condition to perform the essential functions of his/her position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event that Executive’s employment is terminated based on Executive’s Disability, and subject to Sections 2.12 and 2.13 below,

Executive will not receive severance payments, or any other severance compensation or benefit, except that: (i) if Executive timely elects (or his eligible dependents in the event that Executive dies following such termination) and if he/she remains eligible for continued coverage under COBRA, the Company will reimburse insurance premiums paid by Executive or his dependents under the Company’s group health plan for the continuation of health care coverage under COBRA during the twelve- (12-) month period after the date of termination, provided that the Company shall be required to reimburse only up to the amount of premiums it was paying on behalf of Executive and his eligible dependents immediately prior to the date of termination (and provided that such reimbursements shall cease if Executive becomes eligible for benefits under a group health plan of another employer); and (ii) Executive shall receive payment in a lump-sum on the first regular payroll date after the Release Date, subject to applicable withholding and deductions, of a payment under any applicable short-term incentive compensation plan for the year in which his or her termination from employment occurs, calculated by multiplying Executive’s Target Bonus for the year of termination by a fraction, the numerator of which is the number of days Executive was employed in the year of termination (disregarding any period of Disability prior to being terminated during that year) and the denominator of which is the total number of days in the year of termination.

(c) In the event that Executive’s employment is terminated based on Executive’s Disability, then Executive shall be paid or become eligible for any Accrued Obligations.

2.6 Termination for Non-Renewal of the Agreement. In the event that Executive’s employment is terminated in connection with an election not to renew this Agreement at the end of the initial term or any renewal period by either the Company or Executive, Executive shall not receive any payments, or any other severance benefits or compensation, except Executive shall be paid or become eligible for any Accrued Obligations.

2.7 Notice; Effective Date of Termination.

(a) Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

(i) immediately after the Company gives notice to Executive of Executive’s termination, with or without Cause, unless the Company specifies a later date, in which case, termination shall be effective as of such later date;

(ii) immediately upon Executive’s death;

(iii) ten (10) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later date, in which case termination shall be effective as of such later date provided that Executive has not returned to the full time performance of Executive’s duties prior to such date; or

(iv) thirty (30) days after Executive gives written notice to the Company of Executive’s resignation or immediately after the cure period set forth in Section 2.4(a) expires in the case of a resignation for Good Reason, provided that the Company may set a termination date at any time between the date of notice and the date of resignation, in which case Executive’s resignation shall be effective as of such other date. Executive will receive Base Salary through any required notice period.

(b) In the event that notice of a termination under subsections (a)(i), (iii) and (iv) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of Section 4.1 below. In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.

2.8 Cooperation With Company After Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall cooperate fully with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company. The Company agrees to reimburse Executive, on an after-tax basis, for all reasonable expenses actually incurred in connection with his provision of testimony or assistance and to pay Executive for any assistance provided after termination of Executive’s employment that does not occur during a Severance Period an hourly fee calculated by dividing Executive’s Base Salary at the time of termination by 2,080. The term “Severance Period” refers to the number of months with respect to which he/she is paid Base Salary as part of his/her severance payments (e.g., 12 months for termination without Cause pursuant to Section 2.3 or for Good Reason pursuant to Section 2.4, and 24 months if Section 2.10 applies).

2.9 Limitations Under Code Section 409A. Anything in this Agreement to the contrary notwithstanding, if (A) on the date of termination of Executive’s employment with the Company, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”)), (B) Executive is determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, (C) the payments made hereunder upon termination from employment exceed the amounts permitted to be paid pursuant to Treasury Regulations section 1.409A-1(b)(9)(iii), and (D) Executive would receive any payment that, absent the application of this Section 2.9, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code (such additional tax, together with any such interest and penalties, are hereinafter referred to as the “Additional Tax”), then (if such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code as a result of termination) no such payment shall be payable prior to the date that is the earliest of (1) six (6) months after Executive’s termination date, (2) Executive’s death, or (3) such other date as will cause such payment not to be subject to such Additional Tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment plus interest equal to the rate provided in Section 1274(b)(2)(B) of the Code). It is the intention of the parties that payments or benefits payable under this Agreement not be subject to Additional Tax. To the extent such potential payments or benefits could become subject to Additional Tax, the parties shall cooperate to amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

2.10 Effect of a Change in Control.

(a) In the event that, within three months before or 12 months following a Change in Control, either (1) Executive’s employment with the Company is terminated by the Company without Cause, and not for death or Disability, or (2) Executive terminates his/her employment for Good Reason, and provided that Executive complies with Sections 2.12 and 2.13 below, then in lieu of the severance described in Section 2.3 or 2.4, as applicable, and subject to applicable withholding and deductions, the Company shall pay to Executive, in a lump-sum payment on the Release Date:

(i) an amount equal to twenty-four (24) months of Executive’s then current Base Salary;

(ii) an amount equal to two (2) times the average of the three (3) most recent payments to Executive (including any payment approved but not yet paid) under the Company’s short-term incentive compensation plan after the Effective Date, if any, or, if fewer than three such payments have been paid or approved for payment to Executive, the highest payment, if any, paid or approved for payment to Executive during the Term (and if no such payments have been made or approved since the Effective Date, then this additional amount shall be the Target Bonus for the year in which the termination occurs multiplied by two (2));

(iii) a short-term incentive compensation plan payment for the year in which termination occurs in the amount approved by the Board, or, if no amount has yet been approved, an amount calculated by multiplying Executive’s Target Bonus for the year of termination by a fraction, the numerator of which is the number of days Executive was employed in the year of termination (disregarding any period of disability during that year) and the denominator of which is the total number of days in the year of termination; and

(iv) if Executive timely elects (or his eligible dependents in the event that Executive dies following such termination) and if Executive or his dependents remain eligible for continued coverage under COBRA, the Company will reimburse insurance premiums paid by Executive or his dependents under the Company’s group health plan for the continuation of health care coverage under COBRA during the twelve- (12-) month period after the date of termination, provided that the Company shall be required to reimburse only up to the amount of premiums it was paying on behalf of Executive and his eligible dependents immediately prior to the date of termination (and provided that such reimbursements shall cease if Executive becomes eligible for benefits under a group health plan of another employer).

(b) In the event that, within three months before a Change in Control, either (1) Executive’s employment with the Company is terminated by the Company without Cause, and not for death or Disability, or (2) Executive terminates his/her employment for Good Reason, and provided that Executive executes a new Release under Section 2.12 after the Change in Control as a condition to the receipt of these amounts, the Company shall pay to Executive, in a lump-sum payment on the Release Date:

(i) an amount equal to any difference between those payments already provided to him/her under Section 2.3 or 2.4, if any, and those payments required under this Section 2.10; and

(ii) an amount equal to the value of any stock options or other equity-based awards held by Executive at the time of his termination from employment (and which were forfeited or otherwise terminated at the time of Executive’s termination from employment because those awards were unvested) that would have been subject to accelerated vesting under the Company’s 2007 Equity Compensation Plan (the “Equity Compensation Plan”), or any plan that replaces that plan, or the award agreement under which the stock options or other equity-based award was granted (the “Vesting Shares”) had Executive remained in employment with the Company through the effective time of the Change of Control.

For this purpose, “value,” shall mean the fair market value of the Company’s common stock, based on the per share price reported on the exchange or quotation system that such stock trades on the trading day immediately prior to the closing date of the transaction that results in a Change in Control; provided, however, that, if the Company’s common stock is not traded on an exchange or on a quotation system on the trading day immediately prior to such closing date, fair market value shall be determined by the Board in good faith. In the case of a stock option or similar equity-based award, “value” shall be the difference between the aggregate exercise price and the fair market value of the applicable Vesting Shares, and, in the case of other equity-based awards, “value” shall be reduced by any amounts paid to Executive by the Company in connection with the forfeiture of such award, other than dividends or other distributions paid to all holders of the same class of security, and taking into consideration any holdbacks, escrows, milestones or other contingencies.

(c) Definition of Change in Control. For purposes of this Agreement, a “Change in Control” shall have the same meaning as in the Equity Compensation Plan. For purposes of this Agreement, the term “Related Person” in the definition of “Person” in the Equity Compensation Plan shall mean Lammot J. du Pont and/or Hossein Fateh, or an entity controlled by Lammot J. du Pont and/or Hossein Fateh.

(d) Excise Tax-Related Provisions. The terms of Section 14.04 of the Equity Compensation Plan are incorporated herein by this reference.

2.11 No Mitigation. Executive shall not be required to seek other employment or otherwise to mitigate Executive’s damages upon any termination of employment.

2.12 Requirement to Execute a Valid Waiver and Release. Executive shall not receive any of the benefits pursuant to Sections 2.3, 2.4, 2.5 or 2.10 (other than Accrued Obligations) unless and until Executive (a) executes a general release and waiver of all legal claims against the Company, its affiliates and representatives, existing as of the date he/she executes the release and waiver, in a form reasonably acceptable to the Company (“Release”) within the consideration period specified therein (which shall not exceed 60 days after the date of termination of employment) and until the Release becomes effective and can no longer be revoked by Executive under its terms (“Release Date”); and (b) returns all Company property immediately upon termination; complying with the Release including without limitation any non-disparagement and confidentiality provisions contained therein; and complying with his/her post-termination obligations under this Agreement and the Non-Disclosure, Assignment and Non-Solicitation Agreement between the Company and Executive, as amended, modified or superseded (“Non-Disclosure Agreement”).

2.13 Election to Forego General Severance Policies. The benefits provided to Executive pursuant to Sections 2.3, 2.4, 2.5 and 2.10 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program; provided however, that if the benefits to which Executive would otherwise be entitled under any Company severance plan, policy or program are more favorable in the aggregate to Executive than the benefits provided under this Agreement, he/she may elect to receive those benefits in lieu of the benefits provided by this Agreement by giving notice in compliance with Section 4.1 within ten (10) business days of his receipt of notice of termination.

3. Other Agreements.

3.1 Position. Subject to the terms set forth herein, the Company, either directly or through one of its subsidiaries, agrees to employ Executive, initially in the position of Chief Accounting Officer, and Executive hereby accepts such employment. During the term of Executive’s employment with the Company, or one of its subsidiaries, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company and its subsidiaries. References in this Agreement to Executive’s employment with the Company also refer to Executive’s employment with one of the Company subsidiaries, if applicable. In no event shall the prior sentence prohibit Executive from (i) performing charitable activities; (ii) delivering lectures at educational institutions or professional or corporate associations, or (iii) any other activity approved in advance by the Company’s Chief Executive Officer (“CEO”), so long as such activities do not contravene the prior sentence. Without the prior approval of the Board, Executive shall not serve in any executive capacity or as a member of the governing board of any private or public for-profit company.

3.2 Duties. Executive will report to the Chief Financial Officer and/or such other officer designated by the CEO, performing such duties as are normally associated with Executive’s then current position and such duties as are assigned to him/her from time to time, subject to the oversight and direction of the Executive’s supervisor (including the performance of services for, and serving on the board of directors of, any subsidiary or affiliate of the Company without any additional compensation). Executive shall perform his/her duties under this Agreement principally out of the Company’s corporate headquarters, or such other location as assigned. In addition, Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

3.3 Company Policies and Benefits. The employment relationship between the parties also shall be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Executive will be eligible to participate, on the same basis as similarly situated employees, in the Company’s benefit plans in effect from time to time during his/her employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of the such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control. During the Term, Executive shall be entitled to paid vacations governed by and administered in accordance with the regular policy of the Company, but in any event, no less than twenty (20) working days per annum. The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy.

3.4 Incentive Compensation. Executive will be eligible to participate in any short-term and long-term incentive compensation plans, annual bonus plans and such other management incentive programs or arrangements of the Company approved by the Board or Compensation Committee that are generally available to the Company’s senior executives. Any such incentive compensation shall be subject to, and earned and paid in accordance with, the terms and conditions of the applicable plans, programs and arrangements. Executive agrees to execute any award agreements required by the Company, and the awards shall be subject to the terms of those agreements, as such terms are determined by the Board or Compensation Committee. Upon the termination of Executive’s employment for any reason, any eligibility for incentive compensation will be governed by the terms of the applicable plans, programs and arrangements, subject to any additional benefits pursuant to Section 2 above.

3.5 Other Agreements. The parties hereto have entered into the Non-Disclosure Agreement and an Indemnification Agreement (“Indemnification Agreement”). Each of these agreements may be amended by the parties from time to time without regard to this Agreement, and contain provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

3.6 No Conflict with Existing Obligation. Executive represents that Executive’s performance of all the terms of this Agreement, and as a member of the senior management team of the Company, do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

3.7 Non-Disparagement. Executive shall not, at any time during the Term and thereafter make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, or its subsidiaries, or their respective officers, directors, employees, advisors, businesses or reputations. The members of the Board, executive officers of the Company and any personnel who are generally responsible for communications with investors and the public (including, without limitation, the Company’s public relations and investor relations personnel) shall not, at any time during the Term and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to Executive or his reputation. The Company shall be liable for any such statement, representation, communication or action by any such member of the Board, executive officer or personnel. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive or such members of the Board, executive officers or personnel from making truthful statements that are required by applicable law, regulation or legal process, including truthful statements in connection with an action, suit or other proceeding to enforce Executive’s or the Company’s respective rights under this Agreement.

4. General Provisions.

4.1 Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail, telex or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.

4.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

4.3 Waiver. If either party should waive any breach of any provisions of this Agreement, Executive or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

4.4 Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties have entered into a separate Non-Disclosure Agreement and Indemnification Agreement, and have or may enter into separate agreement related to stock awards. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

4.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

4.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

4.7 Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge or consolidate, or its parent or affiliated entities, or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto (and Executive shall not be deemed to experience a termination of employment under this Agreement as a result of any such assignment, and such assignment shall not by itself constitute Good Reason for Executive’s voluntary resignation), but may not otherwise assign this Agreement or its rights and obligations hereunder. The term Company shall refer to the assignee of this agreement under this clause. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to his/her estate upon his/her death.

4.8 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the District of Columbia.

4.9 Resolution of Disputes.

(a) The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of Executive’s employment with the Company or out of this Agreement, or Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy, and provided further that either the Company or Executive shall be entitled to seek from a court of competent jurisdiction in the District of Columbia an immediate injunction and restraining order pending final resolution in Arbitration for a breach and/or threatened breach and/or continued breach of this Agreement by the other party. The location for the arbitration shall be the Washington, D.C. metropolitan area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

(b) The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company.

(c) The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By electing arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

(d) Executive hereby further agrees that, if it is ever determined, in an arbitration brought in accordance with this Agreement, that willful actions by Executive have constituted wrongdoing that results in an accounting restatement due to the material noncompliance of the Company with financial reporting requirements in any report or statement filed by the Company with the U.S. Securities and Exchange Commission, then the Company, or its successor, as appropriate, may recover all of any severance compensation and benefits and any bonus or other incentive-based or equity based compensation received by Executive during the 12-month period following the first public issuance or filing with the U.S. Securities and Exchange Commission, whichever first occurs, of the financial document embodying such financial reporting requirement, less the amount of any net tax owed by Executive with respect to such award or payment over the tax benefit to Executive from the repayment or return of the award or payment. The Company or its successor may, in its sole discretion, affect any such recovery by (i) obtaining repayment directly from Executive; (ii) setting off the amount owed to it against any amount or award that would otherwise be payable by the Company to Executive; or (iii) any combination of (i) and (ii) above.

(e) If either Executive or the Company is awarded any damages as compensation for any breach or action related to this Agreement, a breach of any covenant contained in this Agreement (whether express or implied by either law or fact), or any other cause of action based in whole or in part on any breach of any provision of this Agreement, such damages shall be limited to contractual damages plus interest on any delayed payment at the lower of (i) interest at the prime rate in effect at the time such amount first becomes payable, as quoted by the Company’s principal bank or (ii) the maximum rate per annum allowable by applicable law from and after the date(s) that such payments were due and shall exclude consequential damages and punitive damages even if otherwise allowed by law.

4.10 Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by expiration of the Term, termination of Executive’s employment or otherwise, for such period as may be appropriate under the circumstances. Such provisions includes, without limitation, Section 2.

In witness whereof, the parties have executed this Severance Agreement on the day and year first written above.

Dupont Fabros Technology, Inc.

By:	/s/ Lammot J. du Pont
Lammot J. du Pont
Executive Chairman

Executive:

/s/ Jeffrey H. Foster
Jeffrey H. Foster

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